Exhibit 5.3

6 October 2014

Yamana Gold Inc.

200 Bay Street

Suite 2200

Toronto, Ontario

Canada M5J 2J3

Paul, Weiss, Rifkind, Wharton & Garrison LLP

77 King Street West

Suite 3100

P.O. Box 226

Toronto, Ontario

Canada M5K 1J3

Ref:                        Opinion of Counsel to the Brazilian Guarantor

Ladies and Gentlemen,

1.                                      We have acted as special Brazilian counsel to:

(a)                                 Mineração Maracá Indústria e Comércio S.A., a sociedade anônima, with headquarters in the City of Alto Horizonte, State of Goiás, at Fazenda Genipapo, Rodovia GO 347, 76560-000, enrolled with CNPJ (National Registry of Legal Entities) under No. 86.902.053/0001-13 (“MMIC”);

(b)                                 Jacobina Mineração e Comércio LTDA., a sociedade empresária limitada, with headquarters in the City of Jacobina, State of Bahia, at Fazenda Itapicurú, s/n°, 44700-000, enrolled with CNPJ (National Registry of Legal Entities) under No. 42.463.174/0001-30 (“JMC”);

(the parties listed above in paragraphs (a) and (b) are herein referred to as the “Brazilian Companies”);

in connection with the offer to exchange US$500,000,000 aggregate principal amount of unregistered 4.950% Senior Notes due 2024 (the “Exchange Offer”) issued by the Canadian company called Yamana Gold Inc. and guaranteed by the Brazilian Companies, amongst other guarantors, for an equal aggregate principal amount of new 4.950% Senior Notes due 2024 (the “Exchange Notes”) registered under the Securities Act of 1933, pursuant the Registration Statement on Form F-10 and Form F-4 filed by Yamana Gold Inc. with the United States Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”).

2.                                      This letter is furnished to you pursuant to Item 601 of Regulation S-K.

3.                                      In that connection, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents:

(a)                                 copies of the constitutional documents of each Brazilian Company, as described in Exhibit 1 hereto;

(b)                                 a copy of the Registration Statement;

(c)                                  an executed copy of the Registration Rights Agreement dated as of 30 June 2014, where the Brazilian Companies act as guarantors (the “Registration Rights Agreement”);

(d)                                 an executed copy the First Supplemental Indenture dated as of 30 June 2014, relating to notes issued by Yamana Gold Inc., where the Brazilian Companies also act as guarantors (the “Indenture”); and

(e)                                  the minutes of the Extraordinary General Meeting of Shareholders of Mineração Maracá Indústria e Comércio S.A. dated 23 June 2014 and of the Quotaholders’ Meeting of Jacobina Mineração e Comércio Ltda. dated 23 June 2014 authorizing the entry into the Registration Rights Agreement and the Indenture by the Brazilian Companies.

4.                                      In giving this opinion, we have assumed:

(a)                                 that all documents submitted to us as copies or specimen documents conform to their originals;

(b)                                 that all documents have been validly authorized, executed and delivered by all of the parties thereto (other than any Brazilian Company);

(c)                                  the authenticity of all documents submitted to us as originals; and

(d)                                 the genuineness of all signatures on all documents submitted to us.

5.                                      We have not made any investigation of the laws of any jurisdiction outside Brazil and this opinion is given solely in respect of the laws of Brazil, as at the date hereof and not in respect of any other law.

6.                                      Based upon and subject to the foregoing, except and subject to the qualifications made in paragraph 7 below, we are of the opinion that:

(a)                                 each Brazilian Company is duly organized and validly existing under the laws of Brazil as either a corporation (sociedade anônima) or a limited liability company (sociedade limitada) and has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations and incur liabilities under the Registration Statement;

(b)                                 the execution, delivery and performance by each Brazilian Company of the Registration Statement have been duly authorized by all necessary corporate actions on its part;

(c)                                  the guarantee granted by the Brazilian Companies referred to in the Registration Statement constitutes a valid and binding obligation of each Brazilian Company enforceable against such Brazilian Company in accordance with its terms;

(d)                                 the execution and delivery by the Brazilian Companies of the Registration Statement, the performance by the Brazilian Companies of their obligations thereunder, and the validity and binding effect of such obligations and enforceability thereof against the Brazilian Companies do not and will not require any consent, approval, authorization, registration or qualification of or with any governmental authority of Brazil or the taking, fulfillment or doing of any other action, condition, or things required by the laws of, or by any regulatory authority in Brazil, subject to the qualifications made in paragraph 7 below;

(e)                                  the execution, delivery and performance of the Registration Statement by each Brazilian Company and the consummation of the transactions contemplated thereby do not and will not violate any applicable law, rule or regulation now in effect in Brazil; and

(f)                                   the execution, delivery and performance by each Brazilian Company of the Registration Statement and the consummation of the transactions contemplated thereby do not violate any provision of any of such Brazilian Company’s corporate charter or other organizational documents.

7.                                      The foregoing opinions are subject to the following comments and qualifications:

(a)                                 enforcement may be limited by (i) bankruptcy, insolvency, liquidation and other laws of general application relating to or affecting the rights of creditors, and claims for salaries, wages, social security, taxes and other statutory privileges will have preference over any claims, including secured ones; (ii) concepts of materiality, reasonableness, good faith and fair dealing, such as contractual conditions providing that a certain act or fact shall be determined solely by one party (condição potestativa); and (iii) possible unavailability of specific performance, injunction relief or summary judgment (processo executivo);

(b)                                 in the event that any suit is brought against any of the Brazilian Companies in Brazil, certain court costs and deposits to guarantee judgment would be due;

(c)                                  to ensure the legality, validity, enforceability or admissibility in evidence of the Registration Statement before Brazilian courts, (i) the signature of the parties to the Registration Statement, if signed abroad, should be notarized by a notary public licensed to act as such under the laws of the place of signing and the signature of such notary public should be authenticated by a consular official of Brazil having jurisdiction over the place of signing; (ii) the Registration Statement and related documents in any foreign language should be translated into the Portuguese language by a sworn translator; and (iii) the Registration Statement (together with the respective certified translations) should be registered with the appropriate Registry of Documents having jurisdiction over the place where the head office of the relevant Brazilian Company is located;

(d)                                 any judgment against the Brazilian Companies in any foreign courts will be enforceable in the courts of Brazil if previously confirmed (homologado) by the Superior Court of Justice (Superior Tribunal de Justiça - STJ), such confirmation only occurring if such judgment:

(i)            fulfils all formalities required for its enforceability under the laws of the country wherein it was issued;

(ii)           was issued by a competent court after due service of process on the parties;

(iii)          is not subject to appeal;

(iv)          was authenticated by a Brazilian consulate in the country wherein it was issued and is accompanied by a sworn translation into Portuguese; and

(v)           is not contrary to Brazilian public policy (as provided in Article 17 of the Introduction to the Brazilian Law Act);

(e)                                  in the event that any suit is brought against the Brazilian Companies, service of process upon the Brazilian Companies must be effected in accordance with Brazilian law. The appointment of a process agent for service of process as set forth in the Registration Statement, assuming validity under foreign laws of the State of New York, is valid and binding upon the Brazilian Companies. Service of process effected in the manner set forth in the Registration Statement, assuming validity under the laws of the State of New York, will be effective, insofar as Brazilian law is concerned, to confer valid personal jurisdiction over the Brazilian Companies;

(f)                                   the principles of Brazilian law that govern the nullity of acts and obligations are considered principles of public order and cannot be altered or waived by the parties thereto. Under Brazilian law a guaranty is considered an accessory obligation to the underlying obligation and the Brazilian Civil Code establishes, in Article 184, that the nullity of the principal obligation causes the nullity of the accessory obligation. Therefore, a judgment obtained in a court outside Brazil against a guarantor for enforcement of a guaranty in respect of obligations that have been considered null, may not be confirmed by the Superior Court of Justice of Brazil;

(g)                                  pursuant to article 835 of the Brazilian Code of Civil Procedure the Brazilian or the foreign plaintiff who resides abroad or is abroad during the course of the suit initiated in Brazil must provide a bond to cover legal fees and court expenses of the defendant, should there be no immovable assets (real estate) in Brazil to assure payment thereof, except in connection with execution actions or counterclaims under article 836 of the Brazilian Code of Civil Procedure; and

(h)                                 the obligations of the Brazilian Companies to remit funds in Brazil pursuant to the Registration Statement are valid, binding and enforceable against the Brazilian Companies. However, it should be noted that the foreign exchange regulations in force have no express provisions on remittances abroad made by resident companies to non-resident creditors to honor guarantees given through a letter of guarantee on behalf of non-resident companies, thus the local financial institution responsible for effecting the remittance, and the Central Bank of Brazil, would review (i) the legality of the transaction and (ii) its economic sound basis as per the relevant documentation on a case-by-case basis, which may subject the remittance of funds abroad to its prior authorization or approval. We are aware of various precedents in which local financial institutions have agreed with similar remittances, i.e. of funds arising out of the honoring of letters of guaranty.

8.                                      This opinion is furnished solely for the benefit of the addressees hereof (and their successors and permitted assigns) and this opinion letter may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Registration Statement without our prior written consent in each instance. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

This opinion letter speaks only as of the date hereof. We have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any transferee, or to take into account changes in law, facts or any other developments of which we may later become aware. Any reliance on this letter by a transferee must be actual and reasonable under the circumstances existing at the time of transfer.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,
/s/ PINHEIRO NETO ADVOGADOS
Pinheiro Neto Advogados

By: Carlos Vilhena

Exhibit 1

CONSTITUTIONAL DOCUMENTS OF EACH BRAZILIAN COMPANY

Mineração Maracá Indústria e Comércio S.A.

Copy of the by-laws of the Mineração Maracá Indústria e Comércio S.A. as approved at the Shareholders’ Meeting dated May 10, 2012 and amended twice on January 2, 2013.

Jacobina Mineração e Comércio Ltda.

Copies of the seventeenth until the twenty-third amendment to the articles of association of Jacobina Mineração e Comércio Ltda. dated February 23, 2010; June 11, 2012; July 5, 2012; November 12, 2012; March 8, 2013; April 10, 2013 and June 20, 2014.